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                                                                   EXHIBIT 3.104

                 [STATE OF MINNESOTA DEPARTMENT OF STATE LOGO]

               TO ALL TO WHOM THESE PRESENTS SHALL COME, GREETING:

     WHEREAS, Articles of Incorporation, duly signed and acknowledged under oath, have been filed for record in the office of the Secretary of State, on the 31ST day of DECEMBER, A.D. 1954 for the incorporation of PRODUCT DESIGNING, INC. under and in accordance with the provisions of the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 301,

     NOW, THEREFORE, I, Mrs. Mike Holm, Secretary of State of the State of Minnesota, by virtue of the powers and duties vested in me by law, do hereby certify that the said PRODUCT DESIGNING, INC. is a legally organized Corporation under the laws of this State.

                                                     Witness my official
                                            signature hereunto subscribed and
                                            the Great Seal of the State of
                                            Minnesota hereunto affixed this
                                            THIRTY-FIRST day of DECEMBER in the
                                            year of our Lord one thousand nine
                                            hundred and FIFTY-FOUR.

                                                       /s/ Mrs. Mike Holm
                                                       -----------------------
                                                           Secretary of State.

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                            ARTICLES OF INCORPORATION
                                       of
                             PRODUCT DESIGNING, INC.

     KNOW ALL MEN BY THESE PRESENTS that we, the undersigned, hereby associate ourselves together for the purpose of forming a corporation under and pursuant to that statutes of the State of Minnesota and to that end we hereby adopt and execute the following Articles and certify as follows:

                                    ARTICLE I

     The name of the corporation formed by us shall be Product Designing, Inc.

     The location and post office address of the corporation's registered office in Minnesota is 935 - 39th Avenue Northeast, Minneapolis, Minnesota.

                                   ARTICLE II

     The purpose and general nature of its business shall be the doing of one or more of the following: manufacturing, servicing, jobbing, distributing, selling, buying, holding, handling on consignment, or otherwise dealing in machines, tools, machine parts and other equipment and the operation of a machine shop for itself and for others; any or all of said items may be composed of metal, wood, composition, plastic or of any other substance or substances whatsoever; the handling, manufacturing and selling of such other articles and services and things which may be conveniently dealt with in connection with the foregoing; the acquiring, owning, holding, selling, leasing, renting, lending, mortgaging, improving, conveying, encumbering, using or dealing in or with real estate and/or personal property of any and all kinds, and the acquiring, owning, holding, selling, or otherwise transferring shares of stock or other interests in other corporations, all as may be reasonably necessary or incidental to

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its said business; making contracts, issuing notes and other obligations, incurring indebtedness, borrowing and/or lending money or property, all as may be reasonably incidental to its said business; acting as agent and doing such other acts and exercising such further rights and powers as may be incidental to the carrying on of its said business, and exercising the general powers given to it by the statutes of the State of Minnesota.

                                   ARTICLE III

     The duration of said corporation shall be perpetual.

                                   ARTICLE IV

     The amount of authorized capital stock of the corporation shall be $25,000 which shall be divided into 2,500 shares of the par value of $10 per share and the relative rights, voting power and restrictions are as follows:

     Each holder of any share shall be entitled to one vote for each of such shares owned and held by him. There shall be no cumulative voting.

     In dividend distributions and in liquidation distributions each share shall share equally with the other shares of common stock then outstanding. In the event of any dissolution, liquidation, or winding up (voluntary or involuntary) of the corporation, if there shall be left any assets of the corporation for distribution among shareholders, such assets shall be divided among and paid to the holders of the then outstanding shares of common stock, each share sharing equally with every other share then outstanding.

     The shares of stock shall be subscribed for, sold, paid for and issued at such times, in such amounts, and at such prices (not less than par) and on such terms and subject to such

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provisions as shall be determined by a majority vote of the shareholders. No shareholder or shareholders shall have preemptive right or preferential right to subscribe for any shares, but shares may, from time to time, be offered or sold without first offering them to any existing shareholder or shareholders of the corporation.

     If any shareholder of said common stock desires to sell, encumber, pledge or otherwise dispose of any or all of his shares in the corporation, he shall first offer said shares for sale to the corporation at par value or at the appraised value (determined as hereinafter outlined) whichever amount is greater; provided, however, that if the shareholder has a bona fide offer to purchase, pledge or encumber said shares at less than said par value or said appraised value, said shares shall be first offered to the corporation at said lower price. Said corporation shall accept or reject said offer within 30 days after receipt thereof. If it accepts said offer, the purchase price shall be due six months from the date of its acceptance of said offer or, at its option, earlier; provided, that if under the statutes of the State of Minnesota it is not permitted at said time to purchase said stock, the amounts due to such shareholder from the corporation shall be payable at a time otherwise agreed upon by the corporation and such shareholder. The foregoing provisions of this paragraph shall not apply to or preclude or hamper any transfer by any shareholder of one or more of his shares to some member or members of his family.

     The executor or administrator of the estate of a deceased holder of said shares in this corporation, the grantee or assignee of said shares, either taken on execution or otherwise, and a holder of said shares whose employment by the company shall be terminated, shall, within 30 days of the appointment of such executor or administrator or of such taking or of such termination of employment, offer to transfer and deliver his or their said shares, respectively, to the corporation at par value or

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appraised value (determined as hereinafter outlined) whichever amount is greater. The corporation shall accept or reject said offer within 30 days after receipt thereof and if it accepts said offer, the purchase price shall be due 6 months from the date of its acceptance of said offer or, at its option, earlier.

     In determining the appraised value as hereinbefore mentioned, the corporation and the shareholder (or his executor, administrator, grantee or assignee, as the case may be) shall agree, if possible, upon the then fair market value of said stock and if no agreement is reached, each shall appoint an appraiser who shall determine the fair market value of said stock, and if said two appraisers can not agree, said appraisers shall thereupon appoint a third appraiser who shall determine the fair market value of said stock and whose determination shall be final. If said two appraisers can not agree upon a third appraiser either one of the parties involved may apply to the senior judge of District Court of Hennepin-County, Minnesota, for the appointment of said third appraiser, who upon his appointment shall promptly determine the fair market value of said stock and his determination shall be final.

                                    ARTICLE V

     The amount of stated capital with which the corporation will begin business shall be One Thousand Dollars ($1,000.00).

                                   ARTICLE VI

     The names and post office addresses of the first directors of the corporation are:

         1.  David B. McWethy                     4231 Oakdale Avenue
                                                  Minneapolis, Minnesota

         2.  Hallie E. Clark                      4026 Reservoir Boulevard
                                                  Minneapolis, Minnesota

         3.  Harold E. McWethy                    2174 Doswell Avenue
                                                  St. Paul, Minnesota

     The business of the corporation shall be managed by a board of not less than 3 nor more than 5 directors who shall be elected by the holders of the shares of the corporation's stock at the annual meeting of the shareholders or at any special meeting of

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said shareholders held for such purpose. At least 3 of the directors of the corporation shall be shareholders of the corporation. Such annual meeting of such shareholders shall be held at the corporation's office at Minneapolis, Minnesota (or at any place designated in or pursuant to authority in the By-Laws, or by the written consent of all shareholders) on the third Tuesday of January of each year at 2:00 p.m. (unless it is a legal holiday in which event the meeting will be held on the first non-holiday thereafter.)

     Each director shall hold office for a term of one year or until the next annual meeting and until his successor shall have been elected and shall have qualified but changes in the Board of Directors may be made by the shareholders at any meeting or meetings (general or special) or such shareholders.

     The Board of Directors shall elect as officers of the corporation a President, one or more Vice Presidents, a Secretary and a Treasurer, such other officers as may be provided for in the corporation's By-Laws. Any two offices except those of President and Vice-President may be held and filled by one, and the same person. Each officer shall be elected for such term or terms as may be prescribed in the By-Laws, and shall hold office until his successor shall have been elected and shall have qualified; provided, however that changes in officers may be made by the shareholders at any meeting or meetings (general or special) whether or not the term of such officer has expired.

                                   ARTICLE VII

     The first officers of the corporation are:

             David B. McWethy                   President and Treasurer
             Hallie E. Clark                    Vice President and Secretary

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                                  ARTICLE VIII

     The names and post office addresses of the incorporators are:

             David B. McWethy                   4231 Oakdale Avenue
                                                Minneapolis, Minnesota

             Hallie E. Clark                    4026 Reservoir Boulevard
                                                Minneapolis, Minnesota

             Harold E. McWethy                  2174 Doswell Avenue
                                                St. Paul, Minnesota

     IN TESTIMONY WHEREOF, we have hereunto set our hands and seals, December 20, 1954.

Signed, sealed and delivered                    David B. Mcwethy  (SEAL)
                                                -----------------
in presence of:                                 David B. McWethy

Donald Pratt                                    Hallie E. Clark  (SEAL)
------------                                    -----------------
                                                Hallie E. Clark

Kathryn Scharf                                  Harold E. McWethy (SEAL)
--------------                                  -----------------
                                                Harold E. McWethy




STATE OF MINNESOTA        )
                          ) ss
COUNTY OF HENNEPIN        )


      On this 30 day of December, 1954, before me, a Notary Public within and before said county and state, personally appeared David B. McWethy, Hallie E. Clark and Harold E. McWethy, to me know to be the signers and sealers of the foregoing Articles of Incorporation, and each acknowledged that he executed the same as his free act and deed and for the uses and purposes therein expressed, and that he is one of the incorporations therein named.




NOTORIAL SEAL                      /s/ Donald Pratt
                                  -----------------------------------------
                                  Notary Public, Hennepin County, Minn.


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                            ARTICLES OF INCORPORATION
                                       OF
                             PRODUCT DESIGNING, INC.

                [SEAL OF STATE OF MINNESOTA DEPARTMENT OF STATE]

                         DONALD F. PRATT
                         ATTORNEY
                         1218 ROANOKE BUILDING
                         MINNEAPOLIS, MINNESOTA